                                                   -----------------------------
                                                            OMB APPROVAL
                                                   -----------------------------
                                                    OMB Number:       3235-0145
                                                    Expires:    October 31, 1997
                                                    Estimated average burden
                                                    Hours per response ....14.90
                                                   -----------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )*
                                             ---

                           Finger Lakes Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    317948107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
        780 Third Avenue, 30/th/ Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 March 22, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [_]

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages.
                                   ---  ----
                        Exhibit Index located on Page ___

                                  SCHEDULE 13D
-------------------------------                       ------------------------
CUSIP No. 317948107                                     Page 2 of 13 Pages
          ---------                                          -    --
-------------------------------                       ------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sandler O'Neill Asset Management, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS*

 4    00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 6    New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             150,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          10   150,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11    150,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                  [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13    4.34%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

14    00
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------------                   -------------------------------
CUSIP No.   317948107                              Page   3   of   13   Pages
         -----------------                             -------   ------
------------------------------                   -------------------------------
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       SOAM Holdings, LLC
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                  [_]

--------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             135,000
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          135,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      135,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.91%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------------                   -------------------------------
CUSIP No.   317948107                              Page   4   of   13   Pages
         -----------------                             -------   ------
------------------------------                   -------------------------------
--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Malta Partners, L.P.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                  [_]

--------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             11,400
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          11,400
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      11,400
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.33%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------------                -------------------------------
CUSIP NO.    317948107                           Page  5  of  13  Pages
         -----------------                           -----  ------
-------------------------------                -------------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Malta Partners II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             36,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          36,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      36,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                  [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.04%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
------------------------------                   -------------------------------
CUSIP NO.   317948107                              Page   6   of   13   Pages
         -----------------                             -------   ------
------------------------------                   -------------------------------
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                       (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(d) or 2(e)                                                  [_]

--------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             14,600
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          14,600
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      14,600
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.42%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------                   -----------------------------
CUSIP NO.    317948107                             Page  7  of  13  Pages
         -----------------                             -----  ------
------------------------------                   -----------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Malta Hedge Fund II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             73,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          73,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      73,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      2.12%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDIND EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                    ------------------------------
CUSIP NO.   317948107                              Page   8   of   13   Pages
         -----------------                             -------   ------
----------------------------                    ------------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Malta Offshore, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [_]
 2                                                                  (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                            [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Cayman Islands
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     7
      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     8
     OWNED BY             15,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                    10
       WITH               15,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      15,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                       [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.43%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

----------------------------                     -----------------------------
CUSIP No.   317948107                              Page   9   of   13   Pages
         -----------------                             -------   ------
----------------------------                     -----------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Terry Maltese
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                      (a) [_]
                                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4       00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 6     USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            7,500
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
     OWNED BY             150,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             7,500
      PERSON       -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER

                    10    150,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11     157,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13     4.56%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

14     IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

          This Amendment No. 3 to Schedule 13D relating to Finger Lakes Bancorp, Inc. (the "Issuer") is being filed on behalf of the undersigned to amend Amendment No. 2 to the Schedule 13D dated January 10, 2002, Amendment No. 1 to the Schedule 13D dated February 8, 2001 and the Schedule 13D dated December 8, 2000 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 3.           Source and Amount of Funds.

          Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

          The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $79,203, $101,724, $251,113, $510,094 and $104,585, respectively. Such shares were purchased with the investment capital of the respective entities. The net investment cost (including commissions, if any) of the shares of Common Stock held by Mr. Maltese is $52,500, which were purchased with Mr. Maltese's personal funds.

Item 5.           Interest in Securities of the Issuer.

          Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 3,451,257 shares of Common Stock outstanding, as derived from the Issuer's Form 10-K for the fiscal year ended December 31, 2001, as of the close of business on March 22, 2002:

    (i) MP beneficially owned 11,400 shares of Common Stock, constituting approximately 0.33% of the shares outstanding.

    (ii) MHF beneficially owned 14,600 shares of Common Stock, constituting approximately 0.42% of the shares outstanding.

    (iii) MPII beneficially owned 36,000 shares of Common Stock, constituting approximately 1.04% of the shares outstanding.

    (iv) MHFII beneficially owned 73,000 shares of Common Stock, constituting approximately 2.12% of the shares outstanding.

    (v) MO beneficially owned 15,000 shares of Common Stock, constituting approximately 0.43% of the shares outstanding.

    (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 11,400 shares owned by MP, the 14,600 shares owned by MHF, the 36,000 shares owned by MPII, the 73,000 shares owned by MHFII and the 15,000 shares owned by MO, or an aggregate of 150,000 shares of Common Stock, constituting approximately 4.34% of the shares outstanding.

    (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 11,400 shares owned by MP, the 14,600 shares owned by MHF, the 36,000 shares owned by MPII, and the 73,000 shares owned by MHFII, or an aggregate of 135,000 shares of Common Stock, constituting approximately 3.91% of the shares outstanding.

    (viii) Mr. Maltese directly owned 7,500 shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 11,400 shares owned by MP, the 14,600 shares owned by MHF, the 36,000 shares owned by MPII, the 73,000 shares owned by MHFII and the 15,000 shares owned by MO, or an aggregate of 157,500 shares of Common Stock, constituting approximately 5.56% of the shares outstanding.

    (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 157,500 shares of Common Stock, constituting approximately 5.56% of the shares outstanding.

    (x)    2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese has the sole power to dispose of and to vote the shares of Common Stock beneficially owned by him. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to March 22, 2002, Mr. Maltese effected no transactions in the Common Stock.

           During the sixty days prior to March 22, 2002, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                  Number     Price
           Date       Action     of Shares  per Share
           ----       ------     ---------  ---------

         03/22/02     Sold         1,500     $10.950
         02/21/02     Sold           100      11.100
         01/30/02     Sold           800      10.650

         During the sixty days prior to March 22, 2002, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                         Number            Price
           Date            Action       of Shares         per Share
           ----            ------       ---------         ---------

         03/22/02           Sold         1,800             $10.950
         02/21/02           Sold           100              11.100
         01/30/02           Sold         1,000              10.650

         During the sixty days prior to March 22, 2002, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                          Number           Price
           Date            Action       of Shares         per Share
           ----            ------       ---------         ---------

         03/22/02           Sold         4,600             $10.950
         02/21/02           Sold           200              11.100
         01/30/02           Sold         2,500              10.650


         During the sixty days prior to March 22, 2002, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                          Number           Price
           Date            Action       of Shares         per Share
           ----            ------       ---------         ---------

         03/22/02           Sold         9,200             $10.950
         02/21/02           Sold           500              11.100
         01/30/02           Sold         5,100              10.650


         During the sixty days prior to March 22, 2002, MO effected the following transactions in the Common Stock in open market transactions with brokers:

                                          Number           Price
           Date            Action       of Shares         per Share
           ----            ------       ---------         ---------

         03/22/02           Sold          1,900            $10.950
         02/21/02           Sold            100             11.100
         01/30/02           Sold          1,100             10.650

(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 2, 2002

MALTA PARTNERS, L.P.                                 MALTA HEDGE FUND, L.P.

By:      SOAM Holdings, LLC,                       By:  SOAM Holdings, LLC,
         the sole general partner                       the sole general partner

By: /s/ Terry Maltese                              By: /s/ Terry Maltese
   ------------------------------------                -------------------------
         Terry Maltese                                     Terry Maltese
         President                                         President

MALTA PARTNERS II, L.P.                     MALTA HEDGE FUND II, L.P.

By:      SOAM Holdings, LLC,                       By:  SOAM Holdings, LLC,
         the sole general partner                       the sole general partner

By: /s/  Terry Maltese                             By: /s/ Terry Maltese
   -----------------------------------                 -------------------------
         Terry Maltese                                     Terry Maltese
         President                                         President

MALTA OFFSHORE, LTD                         Sandler O'Neill Asset Management LLC

By:      Sandler O'Neill Asset Management
         LLC

By: /s/ Terry Maltese                              By: /s/ Terry Maltese
   ----------------------------------                  -------------------------
         Terry Maltese                                     Terry Maltese
         President                                         President

SOAM Holdings, LLC                                 Terry Maltese

By: /s/  Terry Maltese                              /s/ Terry Maltese
                                                   -----------------------------
         Terry Maltese                                     Terry Maltese
         President